EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board of Directors

Willbros Group, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 14, 2006, with respect to the consolidated balance sheet of Willbros Group, Inc. as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2005, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included in the annual report on Form 10-K of Willbros Group, Inc.

/s/ GLO CPA’s

Houston, Texas
June 30, 2006